Exhibit 1.2

DelMar Pharmaceuticals, Inc.

Suite 720-999 West Broadway

Vancouver, British Columbia, Canada V5Z 1K5

June 10, 2019

VIA ELECTRONIC MAIL

Maxim Group LLC

405 Lexington Avenue

New York, NY 10174

Dawson James Securities, Inc.

1 North Federal Hwy, 5th Floor

Boca Raton, FL 33432

Dear All:

Reference is hereby made to that certain Dealer-Manager Agreement, dated May 29, 2019 (the “Dealer-Manager Agreement”), by and among DelMar Pharmaceuticals, Inc. (the “Company”) and Maxim Group LLC and Dawson James Securities, Inc., as dealer-managers (the “Dealer-Managers”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Dealer-Manager Agreement.

The parties have agreed to amend the Dealer-Manager Agreement to revise certain terms of the Dealer-Manager Agreement (the “Amendment”). This letter agreement (“Letter Agreement”) shall serve as an amendment to the Dealer-Manager Agreement pursuant to Section 16 of the Dealer-Manager Agreement, and as written evidence of the mutual agreement between the parties to the Amendment.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Dealer-Managers agree as follows:

1. Dealer-Manager Agreement Amendments and Waiver.

a. References in the introductory paragraph and Section 1(a) of the Dealer Manager Agreement to 125 Rights Warrants shall be replaced with 209 Rights Warrants such that each Unit shall consist of one Rights Share and 209 Rights Warrants.

b. References in the introductory paragraph and Section 1(a) of the Dealer Manager Agreement to 8,000 Units shall be replaced with 1,860 Units.

c. The definition of “Expiration Date” in Section 1(d) is hereby amended to be changed from 5:00 p.m., New York City time, on June 12, 2019 to 5:00 p.m., New York City time, on June 25, 2019.

d. Section 6(ii) of the Dealer-Manager Agreement is hereby replaced in its entirety as follows:

“(ii) [RESERVED.]”

2. Miscellaneous.

a. Effectiveness. From and after the date hereof, all references to the Dealer-Manager Agreement shall mean the Dealer-Manager Agreement as amended by this Letter Agreement.

b. Other Provisions Unaffected. Except as modified by this Letter Agreement, the Dealer-Manager Agreement is unchanged and shall continue in full force and effect in accordance with the provisions thereof.

c. Amendments. The provisions of this Letter Agreement may not be amended, modified or supplemented, and waivers or consents to departure from the provisions hereof may not be given, except by the written consent of all parties hereto.

[Signature page follows]

Very truly yours,

DELMAR PHARMACEUTICALS, INC.

By:	/s/ Scott Praill
Name:	Scott Praill
Title:	Chief Financial Officer

MAXIM GROUP LLC

By:	/s/ Clifford A. Teller
Name:	Clifford A. Teller
Title:	Executive Managing Director, Investment Banking

DAWSON JAMES SECURITIES INC.

By:	/s/ Robert D. Keyser Jr.
	Name:	Robert D. Keyser Jr.
	Title:	Chief Executive Officer

Signature Page to Letter Agreement